UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 4, 2009

Lattice Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 N. E. Moore Court

Hillsboro, Oregon 97124-6421

(Address of principal executive offices, including zip code)

(503) 268-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) In connection with the appointment of Michael G. Potter as the new Corporate Vice President and Chief Financial Officer of Lattice Semiconductor Corporation (the “Company”), as described in section (c) below, Mr. Robert O’Brien, who has served as Acting Chief Financial Officer of the Company since July 28, 2008, will cease serving in that capacity effective February 17, 2009. Mr. O’Brien will continue serving as the Company’s Controller.

(c) The Company announced on February 5, 2009, that its board of directors has appointed Michael G. Potter, 42, to serve as Corporate Vice President and Chief Financial Officer, effective February 17, 2009.

Prior to joining Lattice, Mr. Potter served as the Senior Vice President and Chief Financial Officer of Neophotonics, Inc. from May 2007 to February 2009. Mr. Potter served as Vice President and Chief Financial Officer of STATS ChipPac Ltd. from August 2004 to May 2007. Before the merger of STATS and ChipPAC in August, 2004, Mr. Potter served as Acting Chief Financial Officer of ChipPAC, Inc. Mr. Potter has also held senior positions at Honeywell International, Inc. and started his career with KPMG peat Marwick Thorne.

On February 4, 2009, in connection with the hiring of Michael Potter as the Company’s Corporate Vice President and Chief Financial Officer, the Company entered into an employment agreement (the “Agreement”) with Mr. Potter, which sets forth terms and provisions governing Mr. Potter’s employment as Corporate Vice President and Chief Financial Officer. The Agreement’s effective date is February 17, 2009 (the “Effective Date”). The terms of Mr. Potter’s Agreement are as follows:

Salary. As of the Effective Date, Mr. Potter will receive a base salary at an annual rate of not less than $290,000.

Annual Incentive. Mr. Potter will be a participant in an Executive Variable Compensation Plan established by the Company. Mr. Potter will be eligible for an annual incentive bonus of 50% of his base salary (or such higher figure as the Compensation Committee of the Board of Directors (the “Committee”) may select) (the “Target Bonus”) upon the achievement of specific milestones to be established by Mr. Potter and the Committee. Upon superior achievement of the performance milestones, Mr. Potter may earn a maximum annual incentive bonus of up to 200% of his Target Bonus. For fiscal year 2009, Mr. Potter will be eligible to receive a pro-rated annual incentive bonus

Sign-on Bonus. Within 30 days of the Effective Date, Mr. Potter will receive a sign-on bonus of $50,000. Mr. Potter will be required to refund the sign-on bonus to the Company if he voluntarily terminates his employment within six moths after the Effective Date.

Relocation Reimbursement. The Company will reimburse Mr. Potter for the reasonable moving expenses incurred by Mr. Potter and his family in connection with their relocation. The total of all reimbursements will not exceed $50,000.

Stock Options. As of the Effective Date, Mr. Potter will be granted an inducement stock option to purchase 500,000 shares of Company common stock at an exercise price equal to the closing price of a share of Company common stock on the date of grant. The shares subject to such option will be scheduled to vest at a rate of 25% of the shares subject to the option vesting on the first anniversary of the Effective Date, with an additional 6.25% of the shares subject to the option vesting thereafter in equal quarterly installments.

Mr. Potter will be eligible for additional equity grants in accordance with Company guidelines, at times and in amounts to be determined by the Committee.

Employee Benefits. Mr. Potter is eligible to participate in any employee benefit plans or arrangements on no less favorable terms than for other Company executives.

Severance. In the event of an “Involuntary Termination” (as defined in the Agreement) of Mr. Potter’s employment, the Company will pay Mr. Potter an amount equal to (i) 1.0 times Mr. Potter’s then base salary, plus 1.0 times Mr. Potter’s then Target Bonus amount subject to pro ration based on the month during which the Involuntary Termination occurs and (ii) up to twelve months of premiums under COBRA.

If there is an Involuntary Termination of Mr. Potter’s employment, and such termination occurs immediately prior to a Change in Control or within 24 months following the Change in Control, then Mr. Potter will immediately fully vest in all of his outstanding equity awards. Additionally, the Company will pay Mr. Potter an amount equal to (i) 1.0 times Mr. Potter’s then base salary, plus 1.0 times Mr. Potter’s then Target Bonus amount plus (ii) twelve months of premiums under COBRA.

The severance benefits will be subject to Mr. Potter entering into (and not subsequently revoking) a separation agreement and release of claims and agreeing to certain non-compete, non-solicitation and non-disparagement provisions that would be in effect for 12 months following his termination date.

Excise Tax. In the event that the severance payments and other benefits payable to Mr. Potter constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Potter’s severance and other benefits shall be either (i) delivered in full, or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Potter on an after-tax basis of the greatest amount of benefits.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are being filed herewith:

99.1	Press release, dated February 5, 2009, entitled “Lattice Semiconductor Appoints Michael G. Potter Corporate Vice President and CFO”

99.2	Employment Agreement, dated February 4, 2009 and effective February 17, 2009, between Michael Potter and Lattice Semiconductor Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Date: February 5, 2009	By:	/s/ Byron W. Milstead

Byron W. Milstead Corporate Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated February 5, 2009, entitled “Lattice Semiconductor Appoints Michael G. Potter Corporate Vice President and CFO”

99.2	Employment Agreement, dated February 4, 2009 and effective February 17, 2009, between Michael Potter and Lattice Semiconductor Corporation